Exhibit 99.1

Comtech Group, Inc. Reports Record Quarterly and Annual Revenue and Profit for 2006

•	2006 full year revenue grew 58% from 2005 with Q4 revenue up 44% year-over-year
•	Full year 2006 net income increased 47% from 2005 with Q4 net income up 31% year-over-year
•	2006 pro forma net income (excluding stock-based compensation expense) increased 70% from 2005 with Q4 pro forma net income up 56%
•	2006 full year pro forma EPS grew 47% from 2005 to $0.53; Q4 pro forma EPS grew 45% year-over-year to $0.16
•	Results exceeded the Company’s previous 2006 annual guidance and exceeded the upper range of our preliminary announcement for the fourth quarter of 2006
•	Company increases 2007 annual revenue guidance to $210-$215 million and increases guidance of pro forma EPS to $0.67

SHENZHEN, China, March 23, 2007—Comtech Group, Inc. (NASDAQ: COGO), a China-based provider of customized module design solutions as well as engineering and technology services to domestic and international technology product companies, today announced audited financial results for its fourth quarter and for its full year ending December 31, 2006. The Company reported record quarterly revenue of $48.5 million, up 44.0% year-over-year, compared to $33.6 million reported in the fourth quarter of 2005 with growth in all of the Company’s end-markets - mobile handset, telecommunication equipment, and digital media, which the Company believes are among the fastest growing markets in China.

Net income for the fourth quarter of 2006 was $4.6 million, up 30.3% from $3.5 million in the same period last year, with pro forma net income (excluding stock-based compensation expense) up 55.8% over the same period last year. Earnings per share (“EPS”) on a U.S. GAAP basis was $0.13, and pro forma EPS (excluding stock-based compensation expense) was $0.16, up 45.5% from the fourth quarter of 2005.

For the full year 2006, the Company reported revenues of $169.6 million, a 57.9% increase compared to $107.4 million reported for 2005. 2006 net income was $15.8 million, up 46.3% from $10.8 million in 2005, and pro forma net income (excluding stock based compensation) was $18.4 million, up 70.4% compared to 2005. EPS on a U.S. GAAP basis was $0.47, and pro forma EPS (excluding stock-based compensation expense) was $0.53, up 47.2% from $0.36 per diluted share in 2005.

Key Financial Indicators
(all numbers in USD thousands, except per-share amounts)
	Q42006	Q42005	Percent Change
Consolidated Revenue	$48,460	$33,648	44.0%
Cost of Revenue	$39,331	$27,385	43.6%
Gross Profit	$9,129	$6,263	45.8%
Net Operating Expenses	$4,685	$2,488	88.3%
Income from Operations	$4,444	$3,775	17.7%
Net Income	$4,568	$3,506	30.3%
EPS Diluted	$0.13	$0.11	18.2%
Pro forma EPS Diluted	$0.16	$0.11	45.5%
(excluding stock-based expense)
(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 7.8041 as of December 29, 2006 and US $1 to RMB 8.0702 as of December 31, 2005.
(2)
Included in the Q4 2006 net income was an amount of $894,000 for share-based compensation expense to reflect the adoption of Statement of Financial Accounting Standards of No. 123 (revised 2004), and Stock-Based Payment (“SFAS 123R”), effective January 1, 2006. Non-GAAP net income excluding the effects of stock-based compensation expense was $5.5 million or a $0.16 net income per diluted share in Q4 2006

Fourth quarter highlights include:
•	Recorded the highest quarterly revenue in the Company’s history, along with seventh consecutive quarter of record net income due to strong growth across all markets
•	Entered into collaborative agreement with Microsoft to provide solutions for the digital media market
•	Awarded a major design win by a leading digital set-top box OEM
•	Digital media business revenue increased 69.2% year-over-year and contributed 22.7% of total revenue. Strong demand for higher margin digital media products helped drive gross margin improvement

Recent Developments:

Digital media is the Company’s fastest growing business market and increasingly, a major revenue and profit growth driver. The Company continues to expand its product portfolio by leveraging its existing design and engineering expertise as well as selectively entering into collaborative arrangements with third parties to complement its existing capabilities. On October 31, 2006, Comtech announced a collaborative arrangement with Microsoft, which allows the Company to license next generation software technology from Microsoft’s IP Ventures program and use Microsoft’s source codes to develop design solutions across a variety of digital media products. The Company believes that the arrangement will enhance the Company’s competitiveness in design solutions for various digital media end-markets, including digital set top-box, GPS, game console, smart phone and portable media player.

The Company continues to enjoy steady growth in the mobile handset and telecom equipment markets. During the first quarter of 2007, the Company announced two contract-wins from TCL Corporation (“TCL”), a leading Chinese mobile phone manufacturer, and Zhong Xing Telecommunications Equipment Company Limited (“ZTE”), one of the world's top providers of telecommunications and network solutions. According to the Company’s agreement with TCL, TCL will incorporate Comtech's unique Bluetooth solution across a range of multimedia mobile handsets targeted at both domestic and global markets. Comtech also recently announced a US$10 million deal to provide optical module solutions to ZTE. These developments demonstrate Comtech’s continuous efforts to strengthen the respective market position of its core businesses.
Mr. Jeffrey Kang, Chairman, President and CEO, remarked, “Q4 2006 marks the seventh consecutive quarter of record net income. Our track record demonstrates management’s continued commitment to delivering sustainable and solid growth. Our top-tier customer base, broadened product offering and ability to identify and target high growth market opportunities continue to produce meaningful sequential and year-over-year growth for the Company. We expect to benefit from significant capital expenditures spent across all of our end-markets in anticipation of the Beijing Olympics. Additionally, we believe our digital media business will be a strong and visible growth driver in 2007. We are confident of our business outlook and look forward to continued revenue growth and profitability in 2007.”

Financial Results

Revenue for the fourth quarter was $48.5 million, an increase of 44.0% compared to the $33.6 million reported for the fourth quarter of last year. The revenue breakdown is as follows: $18.8 million, or 38.8% of total sales for mobile handsets, representing a 22.1% increase year-over-year; $16.1 million, or 33.3% of total sales, for telecommunications equipment representing a 36.4% increase year-over-year, and $11.0 million, or 22.7% of total sales for digital media products, representing a significant increase of 69.2% year-over-year. The Company’s service business contributed $2.5 million in revenues for the fourth quarter and accounted for approximately 5.2% of total sales.

Cost of revenues, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $39.3 million compared to $27.4 million, representing an increase of 43.6% year-over-year. Gross profit for the fourth quarter was $9.1 million, up 45.8% compared to the $6.3 million during the fourth quarter of last year. Gross margin for the fourth quarter increased to 18.8% compared to 18.6% reported during the fourth quarter of 2005 and 18.7% reported during the third quarter 2006 due to more favorable product mix mainly the growth in higher margin business such as digital media and service business during the fourth quarter.

Selling, general and administrative expenses totaled $4.0 million, up 135.3%, compared to $1.7 million reported for the fourth quarter of last year. The increase was attributable to increase in staff cost due to higher employee headcount notably related to the newly launched engineering service, growth in stock-based compensation expense, and other sales related expenses to support our ongoing business, in addition to costs associated with Sarbanes-Oxley 404 compliance. Research and development expenses decreased by 14.8% to $727,000 compared to $853,000 in the fourth quarter of 2005. On an annual basis, however, our R&D expenses increased in 2006 compared to 2005. R&D expenses were mainly related to investment in developing new and higher margin products.

Income from operations was $4.4 million up 15.7% as compared to $3.8 million for the fourth quarter of 2005. Operating margin for the fourth quarter was 9.2% versus 11.2% for the fourth quarter of 2005. Excluding the effects of stock based compensation, operating margin would have been 11,0%. The effective tax rate for the fourth quarter of 2006 was 7.3%, compared to 6.4% for the same period in 2005. Minority interest’s share of losses was $0.4 million as compared to a share of income of $0.2 million over the same period in 2005.

Net income for the fourth quarter was $4.6 million, or EPS of $0.13 on a U.S. GAAP basis compared to net income of $3.5 million, or $0.11 in the fourth quarter of 2005. Included in the fourth quarter 2006 net income was an amount of $0.9 million for stock-based compensation expense to reflect the adoption of SFAS 123R, effective January 1, 2006. Excluding the stock-based compensation expense, the Company would have reported net income of $5.5 million or $0.16 per diluted share for the fourth quarter. The weighted average number of shares used in the calculation of diluted EPS was 34.3 million compared to 32.8 million in the fourth quarter of 2005.

For the full year 2006, the Company reported revenue of $169.6 million, an increase of 57.9% compared to $107.4 million reported for full year 2005. Cost of revenue was $138.0 million, an increase of 55.8% compared to the $88.6 million reported last year. Gross profit was $31.6 million, increased 68% from $18.8 million in 2005. Gross margin was 18.6% of sales, compared to 17.5% for the same period last year.

Selling, general and administrative expenses, including research and development expenses, totaled $15.1 million which included stock based compensation cost of $2.4 million, as compared to $6.8 million for the same period last year. The increase was mainly attributed to an increase in staff cost due to higher employee headcount notably related to the newly launched engineering service, growth in stock-based compensation expense, and other sales related expenses to support our ongoing business, in addition to costs associated with Sarbanes-Oxley 404 compliance. Income from operations was $16.5 million, an increase of 37.5% from the prior year. Operating margin was 9.7% as compared to 11.2% last year. Excluding stock-based compensation, pro forma operating margin actually increased to 11.2% versus last year.

The Company had an effective tax rate of 7.9% as compared to 6.9% last year. Minority interest’s share of net income increased by $0.2 million to $0.7 million as the Company’s non-wholly owned subsidiaries, in particular Comtech Broadband, generated more net income which resulted in the higher minority interest. Net income was $15.8 million, or $0.47 per diluted share, compared to net income of $10.8 million, or $0.36 per diluted share last year. Excluding the effects of stock-based compensation expense, the Company‘s net income on a non-GAAP basis was $18.4 million or $0.53 per diluted share for the year.

Balance Sheet

The Company completed fiscal year end 2006 with cash of $48.1 million up from $22.0 million at the end of 2005. We also achieved a stronger balance sheet compared to all our previous years, having generated US$26.0 million in positive operating cash in 2006. The increase in cash generated from operating activities compared to the prior year is primarily due to a more timely collection of accounts receivables, and the improved timing of payments for trade payables. Inventory decreased by $4.5 million from the end of 2005 to $9.2 million as at December 31, 2006. The decrease in inventory resulted from better inventory control. The Company maintained bank borrowings of $3.9 million. Shareholders equity increased 35.5% to $85.1 million from $62.8 million as of December 31, 2005.

Business Outlook

Management is pleased to announce an upward revision of 2007 full year guidance to $210 to $215 million in revenue from an earlier guidance of $200 to $210 million, and to $0.67 in pro forma EPS (excluding stock-based compensation expense) from an earlier guidance of $0.65.

“We have been a public company for 10 quarters and have consistently delivered significant growth and strong financial results. Our management team is fully committed to achieving and maintaining sustainable growth. We believe that we possess strong visibility into our growth prospects in 2007 and anticipate each of our product and service offerings to contribute to this growth. As we continue to focus on new business development to address new industry opportunities and to explore other future growth opportunities, we believe Comtech remains a pioneer in identifying and capitalizing on such prospects. In addition to organic growth, we are also actively seeking merger & acquisition opportunities to support our growth. We are targeting businesses which serve the same customer base as ours to extend our product and service offerings. We will address and update investors of our progress on this front from time to time.

The outlook for our business remains strong and we remain confident in our opportunity to penetrate new markets, increase recurring service revenues, diversify revenue streams and improve profits,” Mr. Kang concluded. “We will also look to deploy capital wisely and enter into strategic opportunities that we believe will provide significant returns to our shareholders.”

Teleconference Information
Management will conduct a conference call to discuss its financial results for the fourth quarter and full year 2006 at 16:30 EST on Thursday, March 15, 2007. Interested parties may dial toll-free at 1-877-715-5318 if dialing domestically, or 1-973-582-2852 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until March 22, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use pass code 8563062 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at www.comtech.com.cn or ViaVid's website at http://viavid.net/dce.aspx?sid=00003C89 . The web cast can be accessed until April 15, 2006 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp .

About Comtech Group, Inc.:

Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech leverages these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

For further information:
Hope Ni
Chief Financial Officer
hopeni@comtech.com.cn

Investor Relations

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:  +852 2730 1518
U.S.:  +1 (646) 291 8998
Fax:  +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in mobile handset business and cooperation with ZTE , which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

COMTECH GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTERS ENDING DECEMBER 31, 2006 AND 2005
(in thousands, except shares and per share amounts)

	At December 31,
	2006	2006	2005
	USD	RMB	RMB
Net Sales	48,460	378,187	271,548
Cost of sales	(39,331)	(306,941)	(221,005)

Gross Profit	9,129	71,246	50,543
Selling, general and administrative expenses	(3,957)	(30,878)	(13,373)
Research and development expenses	(727)	(5,677)	(6,884)
Other net operating (expenses)/ income	(1)	(5)	180

Income from operations	4,444	34,686	30,466
Result of disposal of a subsidiary	(78)	(612)	-
Interest expense	(120)	(940)	(254)
Interest income	300	2,342	1,340

Income before income tax and minority interests	4,546	35,476	31,552
Income taxes	(331)	(2,585)	(2,025)
Income before minority interests	4,215	32,891	29,527
Minority interests in income of consolidated subsidiaries	353	2,759	(1,237)
Net income	4,568	35,650	28,290

Earnings per share
Basic	0.14	1.09	0.90

Diluted	0.13	1.04	0.86

Weighted average number of common
shares outstanding

Basic	32,640,683	32,640,683	31,445,058

Diluted	34,285,305	34,285,305	32,822,803

COMTECH GROUP, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(in thousands, except shares and per share amounts)

	At December 31,
	2006	2006	2005
	USD	RMB	RMB
ASSETS

Current assets:
Cash	48,071	375,147	177,098
Pledged bank deposits	7,101	55,416	40,692
Accounts receivable, net of allowance
for doubtful accounts	35,698	278,589	267,543
Bills receivable	4,074	31,797	54,905
Prepaid expenses and other receivables	1,826	14,254	9,657
Amount due from a minority stockholder	-	-	468
Inventories	9,221	71,959	110,763

Total current assets	105,991	827,162	661,126

Property and equipment, net	1,588	12,395	6,904
Intangible assets, net	2,502	19,528	-
Investment in an affiliated company	53	416	-
Goodwill	5,983	46,692	-
Other assets	116	905	905

TOTAL ASSETS	116,233	907,098	668,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	14,636	114,217	104,308
Bank borrowings	3,879	30,272	35,779
Amounts due to related parties	195	1,522	1,816
Income taxes payable	1,188	9,270	2,524
Accrued expenses and other liabilities	11,052	86,253	9,350

Total current liabilities	30,950	241,534	153,777

Minority interests	210	1,646	8,599

Stockholders’ equity:
Common stock (USD0.01 par value
- authorized 200,000,000 shares;
issued and outstanding 32,971,901 shares
in 2006 and 31,445,058 shares in 2005)	349	2,725	2,602
Additional paid-in capital	51,604	402,721	358,775
Retained earnings	35,352	275,890	152,615
Accumulated other comprehensive loss	(2,232)	(17,418)	(7,433)

Total stockholders’ equity	85,073	663,918	506,559

Commitments and contingencies

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	116,233	907,098	668,935

COMTECH GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(in thousands, except shares and per share amounts)

	2006	2006	2005	2004
	USD	RMB	RMB	RMB

Net sales
Product revenue	162,629	1,269,176	866,332	625,656
Services revenue	6,969	54,387	-	-

	169,598	1,323,563	866,332	625,656
Cost of sales
Cost of goods sold	(133,642)	(1,042,951)	(714,881)	(530,800)
Cost of services	(4,347)	(33,928)	-	-

	(137,989)	(1,076,879)	(714,881)	(530,800)

Gross profit	31,609	246,684	151,451	94,856
Selling, general and administrative
expenses	(11,544)	(90,097)	(38,970)	(21,092)
Research and development expenses	(3,585)	(27,977)	(15,837)	(6,121)
Other operating income	24	185	180	1,110

Income from operations	16,504	128,795	96,824	68,753
Gain on disposal of a subsidiary	855	6,673	-	-
Interest expense	(371)	(2,896)	(1,762)	(2,156)
Interest income	942	7,352	2,493	38

Income before income taxes and
minority interests	17,930	139,924	97,555	66,635
Income taxes	(1,423)	(11,104)	(6,736)	(2,300)

Income before minority interests	16,507	128,820	90,819	64,335
Minority interests in income of
consolidated subsidiaries	(711)	(5,545)	(3,977)	(2,133)

Net income	15,796	123,275	86,842	62,202

Earnings per share

Basic	0.49	3.83	3.08	2.87

Diluted	0.47	3.64	2.94	2.84

Weighted average number of common
Shares outstanding

Basic	32,200,044	32,200,044	28,168,274	21,690,560

Diluted	33,829,519	33,829,519	29,507,939	21,885,053